consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the
Statement of Additional Information for Automated
Government Cash Reserves in Post-Effective Amendment
Number 81 to the Registration Statement
(Form N-1A, No. 33-31602) of Automated Government Cash
Reserves and to the incorporation by reference of our report, dated June 8, 2005, on Automated Government Cash
Reserves (one of the portfolios comprising Money Market
Obligations Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2005.




ERNST & YOUNG LLP


Boston, Massachusetts
June 24, 2005